UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2009

CME Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31553	36-4459170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Wacker Drive, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-930-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2009, the Governance Committee of the Board of Directors (the "Board") of CME Group Inc. (the "Company") recommended to the Board and the Board approved an extension of Terrence A. Duffy's term as Executive Chairman. In accordance with the Company's bylaws, as amended and restated, Mr. Duffy will serve as the Executive Chairman until the 2013 Annual Meeting of Shareholders, subject to his reelection to the Board at the 2010 Annual Meeting of Shareholders.

The Board also approved a modification to Mr. Duffy's existing retention payment to incorporate the extension of his term. Mr. Duffy will be entitled to a retention payment equal to his current base salary if (i) he is not nominated for reelection to the Board at the 2010 Annual Meeting, or at the end of his current term at the 2013 Annual Meeting or any subsequent term, he is willing and able to serve as Executive Chairman and he is not nominated for reelection to the Board and/or is not reelected to the position of Executive Chairman, if he is eligible, or (ii) prior to the 2013 Annual Meeting, he is no longer able to serve as Executive Chairman resulting from certain regulatory developments unrelated to his performance. In no event shall Mr. Duffy be entitled to the retention payment if he has been removed or not reelected because of his breach of fiduciary duty to the shareholders or because of his willful failure to fulfill his duties and obligations as Executive Chairman, all as determined by a majority of the independent, non-industry directors of the Board.

The retention payment will be paid no later than 30 days after the event triggering the payment.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As described in Item 1.01, the Board approved an amendment to Article X of the bylaws to extend Mr. Duffy's term as Executive Chairman to the 2013 Annual Meeting of Shareholders.

Item 9.01 Financial Statements and Exhibits.

Exhibit 3.1 Seventh Amended and Restated Bylaws of CME Group Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

May 20, 2009	By:	Kathleen M. Cronin

Name: Kathleen M. Cronin
Title: Managing Director, General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

3.1	Seventh Amended and Restated Bylaws of CME Group Inc.